UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Tempur Sealy International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-1022198
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1000 Tempur Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable.

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

EXPLANATORY NOTE

Tempur Sealy International, Inc., a Delaware corporation (“Tempur Sealy” or the “Company”) hereby amends the information set forth in the Registration Statement on Form 8-A filed by the Company on March 27, 2020, relating to the Rights Agreement, dated as of March 27, 2020 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), by adding the information set forth below.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On September 11, 2020, the Board of Directors of the Company (the “Board”) adopted resolutions (the “Board Resolution”) accelerating the expiration of the Rights (as defined in the Rights Agreement) to the close of business on September 14, 2020, as permitted under the Rights Agreement, and provided notice of the Board Resolution to the Rights Agent. As a result of the Board Resolution, the Rights expired and the Rights Agreement terminated effective 5:00 p.m., New York City time, on September 14, 2020.

A copy of the Rights Agreement was filed with the Securities and Exchange Commission as Exhibit 4.1 to a Form 8-K on March 27, 2020, and is incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Securities and Exchange Commission in connection with this Registration Statement.

Number	Description

4.1
Rights Agreement, dated as of March 27, 2020, by and between Tempur Sealy International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  September 14, 2020

Tempur Sealy International, Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President & Chief Financial Officer